:
           IN THE MATTER OF                     :
                                                :
      ALLEGHENY POWER SYSTEM, INC. et al.       :
                                                :         CERTIFICATE
                                                :          PURSUANT
           File No. 70-8411                     :         TO RULE 24
                                                :     FOR THE QUARTER ENDED
         (Public Utility Holding                :      SEPTEMBER 30, 1995
          Company Act of 1935)                  :
                                                :



            AYP Capital, Inc. ("AYP Capital") was incorporated in Delaware on August 18, 1994. As of September 30, 1995, Allegheny Power System, Inc. ("APS") has made capital contributions to AYP Capital totaling $612,600.

            During the quarter, AYP Capital continued to jointly pursue with EUA-Cogenex demand-side management activities which include, but are not limited to, marketing and sales, auditing, bidding, and job procurement and performance. Such activities would be provided by the joint venture within Washington, D.C. and the states of Maryland, Ohio, Pennsylvania, Virginia and West Virginia.

            During the quarter, AYP Capital also performed studies and completed preliminary development activities in connection with (1) the ownership of companies in the areas of emerging technologies closely related to Allegheny Power System's core business, (2) the ownership of companies for the acquisition and ownership of exempt wholesale generators and (3) the provision of energy management consulting services to nonaffiliated entities.

            The Balance Sheet and Statement of Income for AYP Capital, Inc. for the quarter ended September 30, 1995 are also included as a part of this filing.

                                                ALLEGHENY POWER SYSTEM, INC.



                                                By NANCY L. CAMPBELL
                                                   Nancy L. Campbell
                                                   Vice President & Treasurer


                                                AYP CAPITAL, INC.



                                                By NANCY L. CAMPBELL
                                                   Nancy L. Campbell
                                                   Vice President & Treasurer



Dated:  November 30, 1995
U:\DUMP\AYP\RULE24.995